EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Comarco Announces Leadership Transition

Sam Inman, Director, Named Interim President and CEO

Jeff Hultman Named Lead Director

LAKE FOREST, Calif., March 12, 2008 – Comarco, Inc. (NASDAQ: CMRO) today announced the appointment of Samuel M. Inman III, 56, as Interim President and Chief Executive Officer, effective March 10, 2008. He replaces Thomas A. Franza, who has left the Company as well as the Board of Directors and will become a consultant to Comarco.

The Company also reported the naming of Jeffrey R. Hultman, 68, as Lead Director of the Board, following the resignation of its Chairman, Erik H. van der Kaay, from the Board of Directors on March 10, 2008. Following these leadership changes, the Comarco Board is now comprised of five members and the Chairman position will not be filled at this time. The Company also announced that the Board of Directors has dissolved its Executive Committee, established in June 2007. “The entire Board would like to thank Tom and Erik for their years of service to Comarco and wish them well in their future endeavors,” said Mr. Hultman.

“With Sam’s appointment and the appointment of the two directors who joined us last week, the Company has new dynamism and focus on enhancing shareholder value,” continued Mr. Hultman. “This leadership transition positions the Company to more aggressively develop and pursue alternatives that we expect will drive enhanced returns to shareholders from our three business lines: ChargeSourceTM, WTS and Call Box. Sam’s experience in the PC and related peripherals industry, his track record of success, and knowledge of Comarco’s businesses from his service on the Board since last July, make him the ideal candidate to lead the Company today.”

“I look forward to working as part of the Comarco team to capitalize on the significant opportunities ahead,” said Mr. Inman. “The recent agreement with Lenovo for our new, ultra-lightweight ChargeSourceTM adapter, and recent introduction of the next-generation QoS (Quality of Service) system, our first offering with our partner Ascom, are two very significant steps. We will continue to focus on driving success in our three businesses and remain fully committed to building shareholder value.”

Mr. Inman worked for IBM for 20 years, beginning in 1972, in a variety of senior management positions, including President of IBM PC Company, Americas, as well as President of the National Distribution Division. Since leaving IBM in 1993, he has served in executive level positions with several technology companies, including President and COO of Ingram Micro, President and CEO of Centura Software Corporation, Co-CEO and Chairman of the Board of Advisors to Viking Components, Inc. until the company was sold to Sanmina-SCI in 2002, and Executive Chairman of Think Outside until the company was sold to Mobility Electronics (NASDAQ: MOBE) in June 2006. Mr. Inman holds a B.S. in Mathematics from Purdue University and an Executive Program Certification – Director Training from the Anderson School of Management at the University of California, Los Angeles.

Mr. Hultman is CEO and a director of IPTV Corporation (Other OTC: IPTV.PK), an interactive television company developing video commerce technologies, a position he has held since October

25541 Commercentre Drive Lake Forest, CA 92630	Office: (949) 599-7400	Fax: (949) 599-1415

2007. From 2005 to May 2007, he served as CEO and a director of Siena Technologies, Inc. (OTC BB: SIEN.OB), a company that designs and deploys wireless technology and specialty communication systems. From 2002 to 2004, he served as CEO of Edge Focus, Inc., a high speed wireless internet company. From 1998 to 2002, Mr. Hultman was a partner in Big Bear Sports Ranch, a sports summer camp for school age children. He was CEO of Dial Page, Inc., a provider of wireless telecommunications throughout the southeastern U.S. from 1991 through 1996. Prior to 1991, Mr. Hultman was CEO of PacTel Cellular.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, iPods®, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:	Investor Contact:
Dan Lutz	Doug Sherk/Jenifer Kirtland
EVP & CFO	EVC Group
Comarco, Inc.	(415) 896-6820
(949) 599-7556	dsherk@evcgroup.com
dlutz@comarco.com	jkirtland@evcgroup.com

25541 Commercentre Drive Lake Forest, CA 92630	Office: (949) 599-7400	Fax: (949) 599-1415